UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2006

SMITHFIELD FOODS, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-15321	52-0845861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Commerce Street Smithfield, Virginia	23430
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (757) 365-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 31, 2006, Smithfield Foods, Inc. (the “Company”) entered into an asset purchase agreement (the “Asset Purchase Agreement”) with ConAgra Foods Packaged Foods Company, Inc. (‘ConAgra”) to acquire substantially all the assets of the branded meats business of ConAgra (the “Branded Meats Business”) for $575 million (the “Purchase Price”). The Purchase Price is subject to a closing working capital adjustment. The acquisition is subject to customary regulatory and closing conditions, including Hart-Scott-Rodino antitrust clearance. The Company expects the acquisition to close during its fiscal second quarter which ends October 29, 2006.

The Branded Meats Business includes the packaged meats and turkey products sold under the Armour, Butterball, Eckrich, Margherita, Longmont and LunchMakers brands. The combined annual sales of the Branded Meats Business are approximately $1.8 billion.

Subject to the working capital adjustment, the Purchase Price consists of $475 million in cash and $100 million in Company common stock (the “Common Stock”). The number of shares of Common Stock to be issued will be calculated by dividing $100 million by the average market price of the Common Stock for the five consecutive trading days immediately prior to the third business day before the closing.

The Company intends to separate the Butterball turkey business from the Branded Meats Business and acquire and operate the Butterball turkey business through Carolina Turkeys, an existing partnership between the Company and Maxwell Farms, Inc. The Company owns 49 percent of Carolina Turkeys. The Company expects that $325 million of the cash portion of the Purchase Price would be paid by Carolina Turkeys for the Butterball turkey business, with the Company at closing paying $150 million in cash and issuing the Common Stock for the remainder of the Branded Meats Business.

The Company expects to finance the acquisition by borrowings under the Company’s revolving credit facility. To the extent that Carolina Turkeys is unable to finance 100% of the purchase price for the Butterball turkey business, the partners in that joint venture intend to contribute additional cash equity on a pro rata basis.

The sale of the Common Stock to ConAgra has not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), and will be conducted in reliance on the exemption for nonpublic offerings provided by Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder and analogous state securities law provisions. The Company has agreed to file a registration statement with the Securities and Exchange Commission with respect to the resale of the shares of Common Stock.

The Asset Purchase Agreement is filed as Exhibit 2.1 to this report and the foregoing summary description of such agreement and the transactions contemplated by it is qualified in its entirety by reference to the complete text of such agreement.

Item 3.02 Unregistered Sales of Equity Securities.

The information provided in Item 1.01 is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibit 2.1	Asset Purchase Agreement, dated July 31, 2006, between ConAgra Foods Packaged Foods Company, Inc. and the Company.

Pursuant to Rule 601(b)(2) of Regulation S-K, the Company agrees to furnish supplementally to the Securities and Exchange Commission, upon request, any omitted schedules or similar attachments to Exhibit 2.1.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMITHFIELD FOODS, INC.

Date: August 4, 2006	/s/ Daniel G. Stevens
Daniel G. Stevens Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit 2.1	Asset Purchase Agreement, dated July 31, 2006, between ConAgra Foods Packaged Foods Company, Inc. and the Company.